UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2011

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 1, 2011, Sam Gilliland and Lew Moorman were elected to our Board of Directors by a unanimous vote of the Board members. Mr. Gilliland will serve as a Class II director and will stand for reelection at the 2013 annual meeting of stockholders. Mr. Moorman will serve as a Class III director and will stand for reelection at the 2014 annual meeting of stockholders. In connection with these elections, the Board also approved an increase to the Board size from seven members to nine members.

Mr. Gilliland was elected as a member of our Audit and Compensation Committees, replacing Jim Bishkin on the Audit Committee and Mark Mellin on the Compensation Committee. Mr. Moorman, President, Cloud, and our Chief Strategy Officer, was elected as a member of our Service and Strategy Committee. The new Board members' service on their respective committees is effective on August 1, 2011, except that Mr. Gilliland's service on the Compensation Committee will begin on September 1, 2011.

Mr. Gilliland will enter into our standard form of indemnification agreement for directors in connection with his membership on the board and will be eligible to receive quarterly and annual cash and/or stock awards pursuant to our non-management director compensation program. Mr. Moorman has already entered into our standard form of indemnification agreement as an executive and is not eligible for additional compensation under our non-management director compensation program.

On August 5, 2011, we issued a press release announcing the appointment of Sam Gilliland and Lew Moorman to our Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release of Rackspace Hosting, Inc., dated August 5, 2011, announcing the appointment of Sam Gilliland and Lew Moorman to its board of directors.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	August 5, 2011	By:	/s/ Alan Schoenbaum
Alan Schoenbaum
Senior Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release of Rackspace Hosting, Inc., dated August 5, 2011, announcing the appointment of Sam Gilliland and Lew Moorman to its board of directors.

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